Exhibit 10.26
Lease Agreement
Edificio Torre Country P. 7
[Seal:] Luis Miguel Molina Rojas. [Illegible.]
[Seal:] Notarial Office No. 20 of the Municipality of Libertador, Metropolitan District of Caracas. Received on 05/05/08. Form No. 003886. Fee in Venezuelan bolívares [blank]. Scheduled for 05/05/08.
LEASE AGREEMENT
This Lease Agreement is entered into by G4 Grupo 4 Inmobiliaria Internacional Industrial Comercial, C.A., with offices in Caracas, registered with Companies Registry V of the Judicial Circuit of the Federal District and the State of Miranda on March 24, 2006 under number 50, Volume 1289 A, represented herein by its Legal Representative, William Williams T., attorney-at-law, of age, resident of Caracas, Venezuelan, holder of identity card No. 70507, who is duly empowered to participate herein (the “LESSOR”); and MercadoLibre Venezuela, S.A., a company with offices in Caracas and organized by means of an Instrument registered with Companies Registry I of the Judicial Circuit of the Federal District and the State of Miranda on February 24, 2000 under No. 31-A-pro., Volume 31, represented herein by Mario Dávila Zerpa, Venezuelan, of age, resident of Caracas and holder of identity card No. 11306062, who is duly authorized to participate herein by the Companies Registry (the “LESSEE”) (hereinafter jointly referred to as THE PARTIES only for the purposes of this Agreement), have agreed to execute this Lease Agreement subject to the following terms and conditions:
Section 1. PURPOSE
The LESSOR leases to the LESSEE and the LESSEE takes and accepts in lease, under the terms and conditions set forth herein, the premises consisting of the floor 7 of the building Edificio Torre Country, located at Francisco de Miranda, El Rosal Neighborhood, within the jurisdiction of the Municipality of Chacao, State of Miranda, which shall be referred to as THE PREMISES for the purposes of this agreement.
Section 2: USE
The LESSEE undertakes to use THE PREMISES solely as an office. THE PARTIES expressly agree that in conducting its business activities, the LESSEE shall refrain from making disturbing noises, odor nuisance or performing activities producing pollutants, in violation of existing environmental laws. Likewise, THE PARTIES agree that the LESSEE may not use THE PREMISES for purposes other than those set forth herein without prior written authorization of the LESSOR. THE PARTIES further agree to disallow the use or the storage in THE PREMISES of psychotropic drugs, narcotics or flammable substances which are difficult to handle, animals or any other element that might constitute a source of contamination. If THE

Lease Agreement
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PREMISES are used for a purpose other than those set forth herein, the LESSOR shall be entitled to terminate this Agreement and receive damages to be paid by the LESSEE in an amount equal to the rent amount for the period remaining until the expiration of the lease term herein. The LESSEE shall immediately vacate and deliver THE PREMISES upon non-compliance, in accordance with the conditions set forth herein. Under no circumstances does the LESSOR approve any uses, actions or operations that may be in violation of the rules applicable to the agreement. The LESSEE undertakes to comply with the Condominium Instrument and Bylaws in all matters related to the use of the common areas of the Building of which THE PREMISES are part, such as cleaning rooms, parks, elevators, parking spaces, stairs, corridors, gardens, terraces and further existing common areas.
Section 3: LEASE TERM
This Agreement shall be effective for THREE (3) fixed years from May 1, 2008 until April 30, 2011 and may be renewed for a fixed period of one (1) year unless either party informs the other in writing of its intention to terminate the agreement upon the expiration of the term, at least sixty (60) days before the expiration date. If the parties fail to express this intention, the agreement shall be deemed to have been renewed under the terms and conditions in force at that time except with regard to the adjustment of the rent amount, which is to be previously agreed by THE PARTIES and, in any case, the lease agreement shall always be deemed to be effective for a specific period of time. Upon the expiration of the fixed lease term or of its renewal, if any, the LESSEE shall deliver the premises without any injunction or eviction being necessary. Thus, this lease agreement shall not be deemed renewed or re-executed neither impliedly nor expressly under these circumstances, and the LESSEE shall immediately vacate and deliver THE PREMISES upon the expiration of the lease term in accordance with the terms and conditions set forth herein.
SOLE PARAGRAPH: UNILATERAL TERMINATION
If the LESSEE terminates this agreement before the expiration of the term established in the paragraph above of this Section 3, the LESSEE shall pay to the LESSOR an amount that will depend on the time at which the LESSEE decides to terminate this agreement, as follows:
a)	an amount equivalent to 12 (twelve) rents if termination occurs after the first year of the lease term hereof;

b)	an amount equivalent to 6 (six) rents if termination occurs after the second year of the lease term hereof;

c)	an amount equivalent to 6 (six) rents if termination takes place after the third and last year of the lease term hereof, that is, only if the agreement has been renewed for 1 (one) additional year.

Lease Agreement
Edificio Torre Country P. 7
The LESSOR reserves the right to demand specific performance and/or termination of this Agreement and, consequently, to request the LESSEE‘s eviction and surrender of THE PREMISES pursuant to this Agreement. In any case, and as established above, upon the expiration or termination hereof, the LESSEE shall surrender THE PREMISES to the LESSOR in the conditions set forth herein.
Section 4: RENEWAL
THE PARTIES agree that this contractual relationship may be renewed by THE PARTIES only through a written agreement, except as established in Section 3. Such written agreement shall set forth the new terms and conditions of the lease as well as the new rent amount applicable to the new period. In any event, the new lease agreement shall always be deemed to be valid for a specific period of time.
SOLE PARAGRAPH: LEGAL EXTENSION
The LESSEE shall give written notice to the LESSOR at least SIXTY (60) calendar DAYS prior to the termination of this Agreement at the address indicated in Section 8 hereof, informing of its intention to exercise the right to LEGAL EXTENSION under the Real Property Lease Law,. Provided the LESSEE has not failed to comply with its contractual obligations. THE PARTIES shall agree, in accordance with Section 7 hereof, on the new rent applicable to the extension granted to the LESSEE upon the exercise of its right to legal extension. The LESSEE shall surrender THE PREMISES upon the expiration of such legal extension, if any, in accordance with this Agreement.
Section 5: DELAY IN THE SURRENDER OF THE PREMISES
Except as otherwise previously agreed by THE PARTIES in writing, if upon the expiration of the fixed term of this Agreement, of the unilateral termination or of the renewal, if any, the LESSEE fails or delays to comply with its obligation to surrender THE PREMISES in the conditions and within the time set forth herein, the LESSEE shall pay to the LESSOR, as a penalty, THREE TIMES the amount of the daily rent applicable for each day of delay until actual and final surrender of THE PREMISES, at the LESSOR’s entire satisfaction. The penalty amount due for delay or failure to surrender THE PREMISES as and when due may not be subject to any estimation or recalculation for being an agreement expressly accepted by THE PARTIES. Therefore, as a result of the delay by the LESSEE in the surrender of THE PREMISES, this agreement shall not be deemed renewed or re-executed neither impliedly nor expressly under no circumstances. All reasonable costs, reasonable attorneys’ fees, and expenses resulting from the LESSEE’s failure to surrender THE PREMISES shall be borne by the LESSEE.

Lease Agreement
Edificio Torre Country P. 7
Section 6: RENT
The LESSEE shall pay to the LESSOR as rent for this agreement SIXTY TWO THOUSAND AND FOUR HUNDRED BOLÍVARES per month (Bs. 62,400), to be paid as follows:
1.
The LESSEE shall pay the first TEN (10) MONTHS of the monthly rent in advance, that is to say, the LESSEE pays herein to the LESSOR the amount of SIX HUNDRED AND TWENTY FOUR THOUSAND BOLÍVARES (Bs. 624,000) for the period from May 1, 2008 to April 30, 2009.

2.
From the second year, i.e. from May 1, 2009, the LESSEE shall pay to the LESSOR a CPI adjusted rent as established in Section 7 hereof, payable one month in advance, by check delivered at the address or by deposit or wire transfer to a bank account, as may be notified by the LESSOR to the LESSEE within the first five (5) business days of each month. In no event may the LESSEE withhold payment of the rent; any such behavior shall be a ground for termination hereof. Failure to pay two (2) consecutive monthly rents shall be grounds for termination of this agreement by operation of law.

PARAGRAPH ONE.
The LESSOR agrees to grant the LESSEE a grace period (without payments) of two (2) months, namely May and June, 2008. Furthermore, the parties agree that the LESSEE shall pay the amounts for the services provided, such as running water, electricity, cleaning, telephone lines and common charges generated during such period.
PARAGRAPH TWO: PAYMENT OF COMMON CHARGES
THE PARTIES agree that the LESSEE shall make the monthly payments of THE PREMISES’ ordinary common charges, and that the LESSOR shall pay the extraordinary common charges and any other charge, contribution or tax imposed on THE PREMISES by the national or local public administration by virtue of this agreement as Real Property Taxes, except for those taxes or rates that the LESSEE must pay for the use of the offices such as industrial and commercial rights.
SEVEN: RENT ADJUSTMENT
The monthly rent for THE PREMISES shall be biannually indexed after completion of the first year of the agreement and also for the legal extension period taking into consideration the consumer price indexes (CPI) indicated and published by the Central Bank of Venezuela for the date of the respective biannual adjustment. Under no circumstances may the resulting monthly rent be lower than the amount of the last rent subject to adjustment.
EIGHT: LATE PAYMENT INTEREST
THE PARTIES expressly agree that in the event the LESSEE fails to timely pay the rent, it shall pay a late payment interest to the LESSOR at the average deposit rate of the main six banks of the Bolivarian Republic of Venezuela calculated over the aggregate amount of the unpaid applicable rent, starting from the day after the first five (5) days of the month in question and until the date on which the unpaid rent or rents are paid off.
NINE: INSPECTION OF THE PREMISES
The LESSEE accepts and agrees to allow the persons duly authorized in writing by the LESSOR or the LESSOR itself to inspect the facilities, services and fixtures of THE PREMISES during business days and hours with prior written notice to the LESSEE at least three (3) days in advance, except in the event of a verified emergency. To that end, the LESSEE undertakes to take any required measures to facilitate the inspection. Likewise, the LESSEE undertakes to facilitate any urgent repair works required at THE PREMISES as set forth in Section 1590 of the Venezuelan Civil Code, provided such repair works do not result from causes attributable to the LESSEE in accordance with Section 13 (3) and (4).

Lease Agreement
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TEN: IMPROVEMENTS TO THE PREMISES
The LESSEE may not make any modification, incorporation, alterations or improvements of any kind to THE PREMISES without the LESSOR’s prior written consent. Once such consent is given, the LESSEE shall conduct all the proceedings and prepare all the blueprints or obtain all the municipal permits necessary to make the planned modifications, which must be in line with the construction percentages specified in THE PREMISES’ Condominium Instrument and Bylaws and may not exceed them at any time. Likewise, the LESSEE shall be responsible for the technical and professional direction and supervision in the adequate performance of the works to be executed at THE PREMISES. The LESSEE shall also be responsible for any damage caused to the LESSOR, neighbors and third parties in carrying out such improvements, thus releasing the LESSOR, its representatives and employees from any liability, complaint or claim that may arise with regard to the improvements made to THE PREMISES. In any event, upon the expiration or termination of this Agreement and should the LESSOR accept the improvements made and fixed to THE PREMISES, such improvements shall remain with THE PREMISES and the LESSEE shall not be entitled to claim any compensation from the LESSOR. However, this shall not apply to the improvements that THE PARTIES have expressly agreed to perform since the LESSEE has the obligation to return THE PREMISES upon the expiration of the effective term of this agreement in the same original physical conditions they were received if the LESSOR so requires.
ELEVEN: NO ASSIGNMENT
Since this agreement is deemed to have been executed intuitu personae, the LESSEE may not assign, transfer or sublet THE PREMISES in whole or in part, or the rights granted by and derived from this agreement without the LESSOR’s prior written consent under penalty of rendering the agreement void. Consequently, the so-called points of sale, transfers, assignments of the agreement or of THE PREMISES are strictly prohibited. Likewise, the LESSOR does not recognize the sale or assignment made by the LESSEE of the majority of its shares which may change the intuitu personae nature of this agreement, except with respect to any affiliate, branch, subsidiary or entity that is part of the LESSOR‘s conglomerate. Any attempt to violate this Section shall be deemed to be intentional and shall be grounds for termination of this agreement without any injunction or eviction being necessary. The LESSOR may file any pertinent civil and criminal proceedings and is entitled to demand that any company, person or persons lacking the written authorization to occupy THE PREMISES due to an undue assignment or transfer thereof or of the agreement by the LESSEE vacate THE PREMISES. The LESSEE expressly declares that it may not exercise or invoke rights based on the greater value that THE PREMISES may have as a result of the operation of its business and the client portfolio or point of sale (goodwill) developed.
PARAGRAPH ONE
The LESSOR accepts as a sole exception to Section Eleven that the LESSEE may partially sublet or assign THE PREMISES hereunder to its affiliate GRUPO VENECLASIFICADOS, C.A., a company with offices in Caracas, registered with Registry of Commerce V of the Judicial Circumscription of the Federal District and State of Miranda on March 11, 2003 under No. 98, Volume 740, which would therefore have to comply with all the obligations hereof. The LESSEE, MercadoLibre Venezuela, S.A., would be, in any event, exclusively responsible for the performance of this Agreement.
TWELVE: PRESERVATION OF THE PREMISES
The LESSEE represents that it has received THE PREMISES in good state of repair and maintenance, completely clean, free of trash, waste and debris, and with the personal property indicated in Section 13(8) in good state of repair. The LESSEE undertakes to preserve and return such property upon the expiration or termination of the Agreement for any reason in the same conditions they were received except for the normal wear and tear. Furthermore, the LESSOR herein delivers the keys to THE PREMISES to the LESSEE.

Lease Agreement
Edificio Torre Country P. 7
PARAGRAPH ONE:
On the date this Agreement expires, and without any prior notice being necessary, the LESSEE must return THE PREMISES to the LESSOR together with all the keys to it. A prior inspection of THE PREMISES shall be made, for which reason both parties shall sign minutes indicating the condition in which THE PREMISES are delivered by the LESSEE. THE PREMISES must be completely empty and in the same good cleaning and preservation conditions they were received by the LESSEE at the beginning of this Agreement, except for the normal wear and tear resulting from its use and the terms and conditions hereof. For all pertinent legal purposes, THE PREMISES shall be deemed to have been delivered by the LESSEE to the LESSOR upon the actual expiration or termination of the agreement if there are no people or property at THE PREMISES as of such date. The LESSOR may, within fifteen (15) calendar days from the date THE PREMISES are delivered as established herein, make any appropriate observations regarding the state or condition in which THE PREMISES were returned so that any necessary measures are taken to correct such situation, if applicable.
THIRTEEN: LESSEE’S OBLIGATIONS
The following are the LESSEE’s exclusive obligations: 1) The LESSEE shall timely pay the monthly and consecutive rent amounts established in this Agreement and the ordinary common charges; 2) The LESSEE shall comply with all the sections of this Agreement; 3) MINOR REPAIR WORKS: The LESSEE shall perform and pay the cost of all minor repair works required at THE PREMISES referred to in Section 1612 of the Venezuelan Civil Code whose cost do not individually exceed thirty percent (30%) of the rent in force at that time. The LESSEE shall also perform all repair works which are higher in value as a result of the inadequate or inappropriate performance of minor repair works and shall pay any other cost arising from repair work expenses due to intentional or unintentional omissions on the part of the LESSEE, its employees or third parties that resulted in damage to THE PREMISES; 4) MAJOR REPAIR WORKS: The LESSEE shall give prior written notice to the LESSOR of any sign of damage that may compromise the safety and use of THE PREMISES and which merits major repair works as described above; in such case, the costs incurred shall be borne by the LESSOR unless the damage is comprised within the exception of Item 3) above, provided the sign evidencing the need for major repair works is so evident that any person with no experience in real property, architecture or engineering can notice it. Failure to timely notify the LESSEE of so evident signs of damage at THE PREMISES shall render the LESSEE liable for any harm or damage sustained, as a result, by the LESSOR or third parties; 4A) The LESSEE may only perform major repair works without the LESSOR’s written authorization in the event the LESSOR fails to do so within the period of fifteen (15) business days following the date on which the LESSEE notified in writing the need to perform them, in which case the LESSOR shall reimburse to the LESSEE the cost of such repair works. To that end, the LESSEE shall previously submit to the LESSOR the duly detailed bills in this regard; 5) PAYMENT OF SERVICES: The LESSEE shall pay any other telephone, water, cleaning, electricity, equipment, air conditioning and other service consumptions or expenses hired on its own account at THE PREMISES. The LESSOR shall not take any responsibility whatsoever for interruptions or failures in such services or any other public or private services hired by the LESSEE; 6) TELEPHONE LINES: THE PREMISES feature telephone connections for the installation of telephone lines by telecommunication companies as an optional private service to be exclusively used by the LESSEE, who shall pay all the expenses arising from the installation of such lines, workers’ wages, service consumption bills, maintenance, etcetera; 7) CONDOMINIUM: The LESSEE represents that it knows the content of the condominium instrument and bylaws which govern THE PREMISES, and undertakes to comply with the applicable rules and the resolutions issued by the Board of Managers. Failure to comply with them shall be grounds for termination of this Agreement. Likewise, THE PARTIES agree that the LESSEE shall monthly pay the ordinary common charges throughout the term of this Agreement, while the LESSOR shall pay the extraordinary or special common charges that may be charged throughout the term of this Agreement; 8) INVENTORY: The LESSEE represents that it has received from the LESSOR the personal

Lease Agreement
Edificio Torre Country P. 7
property listed and described in the Inventory signed by THE PARTIES herein in good state of repair. Such Inventory is an integral part of this agreement. The LESSEE shall return such personal property upon expiration or termination of this agreement for any reason whatsoever in the same state of repair they were received; 9) LIABILITY INSURANCE AND FIRE INSURANCE: The LESSEE shall be liable for any damage caused to THE PREMISES as a result of actions attributable to its employees, customers, acquaintances or third parties. For such purpose, the LESSEE shall purchase and maintain, at its own expense, a liability insurance policy and an additional insurance policy covering fire, explosion and floods at THE PREMISES due to reasons attributable to the LESSEE which shall include compensation for loss profits for the LESSOR. Such policies must be issued by an Insurance company of the Metropolitan Area of Caracas and must be in effect throughout the entire term of this Agreement and its extension, if any. Failure to comply with this shall be grounds for termination of this agreement for being an essential requirement for its execution and validity. The LESSEE is thus responsible for any damage resulting from such failure that may affect the LESSOR, THE PREMISES or third parties; 10) TAXES: The LESSEE shall pay all taxes, charges and contributions levied on THE PREMISES associated with the LESSEE‘s activities, such as industrial and commercial rights and other fees related to the use and activities performed at THE PREMISES and the monthly VAT included in the rent amount. The LESSOR shall pay any municipal taxes levied with respect to the ownership of THE PREMISES.
FOURTEEN: LIABILITY
The LESSOR shall not responsible for any harm, damage or accidents sustained by the LESSEE, its employees or any persons using or visiting THE PREMISES. The LESSOR shall not be responsible for acts of vandalism, robberies, losses, holdups or thefts sustained by the LESSEE or third parties while at THE PREMISES, nor fire or floods that may occur due to reasons attributable to the LESSEE and which may derive from the use and enjoyment of THE PREMISES under this agreement. In addition the LESSOR shall not be responsible for earthquakes, ruin, civil commotion or any other Act of God or force majeure event taking place at THE PREMISES.
PARAGRAPH ONE:
If THE PREMISES are destroyed or ruined by an Act of God, the LESSOR shall have no obligation to compensate the LESSEE for the damage caused by such destruction or ruin. In the case of total destruction or ruin, this Agreement shall terminate by operation of law without any court order being necessary. THE PARTIES shall not be entitled to make any monetary claims to each other. If the destruction or collapse is only partial, the LESSEE may choose to terminate the Agreement or continue with it and repair the damage with a reduction in the rent amount proportional to the actual cost of the repair works until such cost is fully paid. Should the destruction or collapse be caused by reasons attributable to the LESSEE, its employees, customers, acquaintances or third parties, Section 13(9) shall apply.
FIFTEEN: EXPROPRIATION
It is expressly agreed by THE PARTIES that the LESSOR shall not be responsible for any Resolutions or Decrees issued by Government or municipal agencies, and even self-governed entities or private companies which may directly or indirectly affect THE PREMISES under a Decree for Expropriation or forceful taking for the benefit of the community. Consequently, if any such decree is issued, the LESSEE shall vacate and deliver THE PREMISES and this Agreement shall immediately be terminated, provided that the LESSEE may not seek compensation from the LESSOR for this reason. In any case, the LESSOR declares that to this date, it is not aware of any government work or project in the area nor of the issuance of any Decree or Resolution in this respect that could affect THE PREMISES.

Lease Agreement
Edificio Torre Country P. 7
SIXTEEN: GROUNDS FOR TERMINATION
This Agreement shall be terminated by operation of law, and the LESSOR may require that the LESSEE immediately pay any unpaid amounts and deliver THE PREMISES without any court order being necessary, provided that the LESSEE may not file any claims against the LESSOR in this regard, if: 1) the LESSEE fails to comply with any of the obligations assumed hereunder; 2) the LESSEE fails to comply with one, several or all of the provisions hereof, in accordance with Section 1264 of the Venezuelan Civil Code; 3) the LESSEE fails to pay two (2) rent amounts on the due dates pursuant to the terms hereof; 4) precautionary measures or enforcement orders are issued by a court which affect seventy five percent (75%) of the LESSEE’s assets and are not suspended within thirty (30) days after their issuance by the competent Court; 5) the LESSEE is unable to pay its debts as they fall due as determined by a court decision or if a Tribunal declares its delinquency or bankruptcy; 6) the LESSEE assigns or transfers most of its assets to its creditors or becomes insolvent; 7) the LESSEE assigns or transfers its shares, pursuant to Section Eleven hereof.
SEVENTEEN: ADVERTISING
The LESSEE shall observe the rules, conditions and requirements established in the municipal ordinances issued applicable in the jurisdiction where THE PREMISES are located with regard to the installation of structures or advertisements, logos or signs related to its corporate purpose in terraces, corridors or any other common area of the Building or private area of THE PREMISES. The LESSEE shall also comply with the provisions contained in the Condominium Instrument and Bylaws in this regard, and must at all times obtain the LESSOR’s prior authorization to install such structures and advertisements; failure to do so shall be grounds for termination of this Agreement. Any expenses, costs or taxes incurred or levied shall be exclusively borne by the LESSEE, including the expenses arising from the removal of such structures and advertisements on the date of delivery of THE PREMISES in accordance with this agreement. The LESSOR must include the corporate name of the LESSEE in the Building Directory of the place where THE PREMISES are located.
EIGHTEEN: NOTICES
Any notice to be given by THE PARTIES hereunder or pursuant to the law shall be validly made if sent through letters or telegrams to the addresses specified below. Proof of such notices shall be the acknowledgments of receipt kept by any capable person working at the referred addresses. Any change of address must be immediately notified to the other party in writing as specfied herein.
THE LESSOR
Las Mercedes, Avenida Nueva York, Edificio Ferán, Piso 3, Of. 31. Tel: 991.46.97 and 991.02.85, Attn: Sr. George Scheer.
THE LESSEE
Property leased: El Rosal, Avenida Francisco de Miranda, Piso 7, Torre Country, Attn: Sr. Mario Dávila Zerpa.
NINETEEN: SECURITY DEPOSIT
In order to guarantee compliance with all its obligations, the LESSEE delivers to the LESSOR a Money Deposit equivalent to three (3) monthly rents, adjustable in the event of a renewal and proportional to the current annual rent amount. Failure to meet this obligation shall be grounds for termination of this agreement. The Security Deposit must be delivered by the LESSEE to the LESSOR at the signing of this agreement. Otherwise, this Agreement shall be null and void. Such Deposit shall cover and protect THE PREMISES throughout the effective term of this agreement and until the date of delivery of THE PREMISES. The LESSOR must grant the respective settlement certificate to the LESSEE prior to the delivery.

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TWENTY: COMMERCIAL ARBITRATION AGREEMENT
Any disputes arising between THE PARTIES with respect to this agreement which are not related to public policy shall be submitted to arbitration. The award rendered shall be final and binding, and issued in Spanish pursuant to the Rules of the Conciliation and Arbitration Business Center (CEDCA) by one or more arbitrators appointed in accordance with such Rules. THE PARTIES agree that the losing party shall pay all the expenses, arbitrators’ fees, attorney fees, arbitration costs and any other sums directly or indirectly resulting from the proceeding. The Conciliation and Arbitration Business Center (CEDCA) is currently located in the city of Caracas, at 2da. Avenida de Campo Alegre, Torre Credival, 6th floor, and its telephone numbers are (0212) 263.08.33, extensión 278 or 152. However, the arbitration may take place at such other address as the Center may determine for its offices at the time the Arbitration Agreement is applied. For the purposes of this section, the city of Caracas, Venezuela, is established as THE PARTIES’ special address.
TWENTY ONE: EXPENSES
All expenses directly or indirectly related to this Agreement, such as drafting expenses, certifications by notaries public, and attorney fees, among others, shall be borne by the LESSEE.
TWENTY TWO: ENTIRE AGREEMENT
THE PARTIES acknowledge that this agreement is the only valid agreement between them and they refuse to recognize any other agreement that may have existed prior to the execution hereof. Any amendmentto the sections herein must be made in writing and signed by THE PARTIES; any such amendment shall be deemed to be an integral part of this agreement.
TWENTY THREE: SPECIAL DOMICILE
For all legal purposes, effects and consequences of this Agreement, THE PARTIES establish the city of Caracas as their special addres. For any issues not contemplated in this Agreement, the provisions of the Real Property Lease Law, the Civil Code and any other relevant laws shall apply.
SOLE PARAGRAPH
In the event any disputes arise between THE PARTIES in connection with this Agreement, which cannot be submitted to arbitration as provided in Section Twenty hereof due to their nature or for legal reasons, THE PARTIES expressly agree to submit to the jurisdiction of the Courts in and for the City of Caracas.
In witness whereof, the Parties have executed this Agreement in two (2) counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. In the City of Caracas, on the date of its authentication by a Notary Public.

[Signature]	[Signature]
THE LESSOR	THE LESSEE